As filed with the Securities and Exchange Commission on July 29, 2014

Registration No. 333-195236

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ROCKY HOLDING, INC.

(Exact name of registrant as specified in its charter)

Delaware	3674	46-5288992
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

c/o RF Micro Devices, Inc.

7628 Thorndike Road

Greensboro, North Carolina 27409-9421

(336) 664-1233

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert A. Bruggeworth

Chief Executive Officer

Rocky Holding, Inc.

c/o RF Micro Devices, Inc.

7628 Thorndike Road

Greensboro, North Carolina 27409-9421

(336) 664-1233

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Roy W. Tucker John R. Thomas Perkins Coie LLP 1120 N.W. Couch Street, Tenth Floor Portland, Oregon 97209 (503) 727-2000	Ralph G. Quinsey Chief Executive Officer TriQuint Semiconductor, Inc. 2300 N.E. Brookwood Parkway Hillsboro, Oregon 97124 (503) 615-9000	Keith Flaum Jane Ross Weil, Gotshal & Manges LLP 201 Redwood Shores Parkway Redwood Shores, California 94065–1134 (650) 802-3000	Jeffrey C. Howland Womble Carlyle Sandridge & Rice, LLP One West Fourth Street Winston-Salem, North Carolina 27101 (336) 721-3600

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the mergers described in the enclosed joint proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 (“Amendment No. 4”) to the Registration Statement on Form S-4 (File No. 333-195236) of Rocky Holding, Inc. (the “Registration Statement”) is being filed solely for the purpose of filing specified exhibits as indicated in Part II of this Amendment No. 4. This Amendment No. 4 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, Part I is omitted from this filing. Except with respect to Item 21(a), no other changes are being made to Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer in his or her capacity as such, to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that the provision does not limit the liability of a director for (a) any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) liability under section 174 of the DGCL for unlawful payment of dividends or stock purchases or redemptions, or (d) any transaction from which the director derived an improper personal benefit.

Under Delaware law, a corporation may indemnify any person, including an officer and director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may also indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of the corporation, under the same conditions, except that no indemnification is permitted without judicial approval if the person is adjudged to be liable to the corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter herein, the corporation must indemnify the person against the expenses (including attorneys’ fees) that the officer or director actually and reasonably incurred in connection therewith.

Rocky Holding’s certificate of incorporation provides that no director shall be liable to Rocky Holding or its stockholders for monetary damages for any breach of fiduciary duty as a director to the fullest extent permitted by Delaware law. Rocky Holding’s certificate of incorporation also permits Rocky Holding to indemnify any director or officer of Rocky Holding to the fullest extent permitted by Delaware law.

Rocky Holding’s bylaws provides that it must indemnify its directors and officers, and may indemnify its other employees and agents, to the fullest extent permitted by Delaware law. Rocky Holding intends to enter into indemnification agreements with each of its directors and executive officers and to purchase directors’ and officers’ liability insurance.

The merger agreement provides that Rocky Holding will cause the surviving corporations and their subsidiaries to indemnify their respective directors and officers for six years following the effective time. The merger agreement also provides that the surviving corporations will maintain the liability insurance policy that covered the directors and officers of RFMD and TriQuint at the effective time for the same six year period. We discuss this obligation more fully in “The Merger Agreement — Covenants of the Parties — Indemnification of Officers and Directors.”

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

In reviewing the merger agreement included as an exhibit to this joint proxy statement/prospectus, remember that the merger agreement governs the contractual rights between the parties in relation to the mergers. We have summarized terms of the merger agreement above and attached the merger agreement as an exhibit to this joint proxy statement/prospectus to provide you with information regarding the terms of the merger agreement. This summary and report are not intended to modify or supplement any factual disclosures about RFMD or TriQuint in our respective public reports filed with the SEC. In particular, the merger agreement and related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to RFMD or TriQuint. The representations and warranties contained in the merger agreement have been negotiated with the principal purpose of establishing the circumstances in which a party may have the right not to close the RFMD merger or the TriQuint merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocates risk between the parties, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable under the securities laws.

The following exhibits are filed herewith or incorporated herein by reference:

Exhibit No.	Description

2.1	Agreement and Plan of Merger and Reorganization dated February 22, 2014, by and among TriQuint Semiconductor, Inc., RF Micro Devices, Inc. and Rocky Holding, Inc.**

2.2	First Amendment to Agreement and Plan of Merger and Reorganization, dated July 15, 2014, by and among RF Micro Devices, Inc., TriQuint Semiconductor, Inc. and Rocky Holding, Inc.**

3.1	Amended and Restated Certificate of Incorporation of Rocky Holding, Inc.**

3.2	Amended and Restated Bylaws of Rocky Holding, Inc.**

5.1	Opinion of Womble Carlyle Sandridge & Rice, LLP regarding the legality of securities being registered

8.1	Opinion of Perkins Coie LLP regarding certain U.S. federal income tax matters

8.2	Opinion of Weil, Gotshal & Manges LLP regarding certain U.S. federal income tax matters

10.1	Amended TriQuint 2013 Incentive Plan**

23.1	Consent of KPMG, LLP, independent registered public accounting firm for TriQuint Semiconductor, Inc.**

23.2	Consent of Ernst & Young, LLP, independent registered public accounting firm for RF Micro Devices, Inc.**

23.3	Consent of Womble Carlyle Sandridge & Rice, LLP (included as part of Exhibit 5.1)

23.4	Consent of Perkins Coie LLP (included as part of Exhibit 8.1)

23.5	Consent of Weil, Gotshal & Manges LLP (included as part of Exhibit 8.2)

24.1	Power of Attorney**

99.1	Form of RF Micro Devices, Inc. Proxy Card**

99.2	Form of TriQuint Semiconductor, Inc. Proxy Card**

99.3	Consent of Goldman, Sachs & Co.**

99.4	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated**

(**)	Previously filed.

ITEM 22. UNDERTAKINGS

1. The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145 (c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

2. The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

4. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

5. The undersigned registrant hereby undertakes as follows:

(A) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(B) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(C) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

6. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7. That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of this registration statement shall be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in this registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such date of first use.

8. That, for purposes of determining liability of the undersigned registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(A) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(B) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(C) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(D) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

9. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensboro, State of North Carolina, on July 28, 2014.

ROCKY HOLDING, INC.

By:	/s/ Robert A. Bruggeworth
	Name:	Robert A. Bruggeworth
	Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities indicated on the 28th of July, 2014.

Signature	Title

/s/ Robert A. Bruggeworth Robert A. Bruggeworth	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ William A. Priddy, Jr. William A. Priddy, Jr.	Vice President, Secretary and Director (Principal Accounting Officer and Principal Financial Officer)

/s/ Suzanne B. Rudy Suzanne B. Rudy	Director